CERTIFICATE OF CORRECTION

                                       OF

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                    GENERAL AMERICAN INVESTORS COMPANY, INC.


         General American Investors Company, Inc., a Delaware corporation, acting pursuant to Section 103 of the Delaware General Corporation Law (the "DGCL"), hereby certifies that:

         1. The first sentence of paragraph FIRST of the Certificate of Amendment of the Restated Certificate of Incorporation of General American Investors Company, Inc. as filed on March 11, 1998, which provides that Article Fourth of the Restated Certificate of Incorporation shall be amended in its entirety, is incorrect.

         2. The first sentence of paragraph FIRST of the Certificate of Amendment of the Restated Certificate of Incorporation of General American Investors Company, Inc. shall be corrected to provide:

         "FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article Fourth of the restated certificate of incorporation of said corporation to increase the total number of shares of capital stock which the corporation shall have authority to issue from 30,000,000 shares of capital stock to 40,000,000 shares, consisting of 30,000,000 shares of Common Stock of the par value of one Dollar ($1) per share and 10,000,000 shares of Preferred Stock of the par value of one Dollar ($1) per share so that, as amended, the first paragraph of said Article shall read as follows:"

         IN WITNESS WHEREOF, this Certificate of Correction has been duly executed as of the 20th day of March, 1998 and is being filed in accordance with
Section 103 of the DGCL by an authorized person of the corporation.

                                            GENERAL AMERICAN INVESTORS
                                            COMPANY, INC.



                                            By /s/ Eugene L. DeStaebler, Jr.
                                               --------------------------------
                                               Name:   Eugene L. DeStaebler, Jr.
                                               Title:  Vice-President,
                                                       Administration


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